Exhibit 99.1

DESIGN WITHIN REACH, INC. RECEIVES NOTICE OF POTENTIAL DELISTING FROM THE

NASDAQ GLOBAL MARKET DUE TO LATE FILING OF FORM 10-Q

SAN FRANCISCO, August 21, 2006 — Design Within Reach, Inc. (Nasdaq: DWRI) today announced that the Company received notice on August 17, 2006 from The Nasdaq Stock Market, Inc. Listing Qualifications Staff that the Company’s securities are subject to potential delisting from The Nasdaq Global Market as of August 28, 2006 due to the Company’s failure to file its quarterly report on Form 10-Q for the quarter ended July 1, 2006 on a timely basis. The Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14), which requires the timely filing with Nasdaq of all reports and other documents filed or required to be filed with the SEC.

The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Nasdaq Staff Determination and request continued listing on The Nasdaq Global Market until the Company files its quarterly report on Form 10-Q for the quarter ended July 1, 2006. In its determination letter, the Nasdaq Staff informed the Company that this request will result in a postponement of the delisting pending the Panel’s decision. However, the Company can provide no assurance that the Panel will grant its request for continued listing.

On August 11, 2006 and August 14, 2006 the Company previously announced a delay in the filing of its quarterly report on Form 10-Q for the quarter ended July 1, 2006 due to turnover in management in the finance department and the various material weaknesses in internal controls over financial reporting, previously identified by the Company in its Annual Report on Form 10-K for the year ended December 31, 2005 and the Quarterly Report on Form 10-Q for the quarter ended April 1, 2006, which has delayed the Company’s independent registered public accountants’ ability to complete their review of the Company’s financial results for the quarter ended July 1, 2006.

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, studios, website and direct sales force, and a single common “in stock and ready to ship” inventory.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design Within Reach’s markets and the demand for its products. Factors that could cause Design Within Reach’s actual results to differ materially from these forward-looking statements including the following: if we are unable to continue to increase our net sales while reducing our promotional discounts, our profitability may be impaired; if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited; we do not have long-term vendor contracts and as a result we may not have continued or exclusive access to products that we sell; our business depends, in part, on factors affecting consumer spending that are not within our control; our business will be harmed if we are unable to implement our growth strategy successfully; the expansion of our studio operations could result in increased expenses with no guarantee of increased earnings; if we do not manage our inventory levels successfully, our operating results will be adversely affected; we depend on domestic and foreign vendors, some of which are our competitors, for timely and effective sourcing of our merchandise; declines in the value of the U.S. dollar relative to foreign currencies could adversely affect our operating results; and we face intense competition and if we are unable to compete effectively, we may not be able to maintain profitability. Please refer to our reports and filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:	Ray Brunner
Design Within Reach, Inc.
rbrunner@dwr.com
(415) 676-6500

Investor Relations:	Andrew Greenebaum/Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icr-online.com; clumpkins@icr-online.com
(310) 395-2215

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